Exhibit 99.1

News From

Buena, NJ  08310

Release Date: March 13, 2009

Contact:

Rajiv Mathur

President & Chief Executive Officer

IGI Laboratories, Inc.

856-697-1441 ext. 211

www.askigi.com

IGI LABORATORIES, INC. RAISES $6 MILLION THROUGH PRIVATE
PLACEMENT

BUENA, NJ March 13, 2009 - IGI Laboratories, Inc. (AMEX: IG), a premier provider of topical formulation development, analytical, manufacturing and packaging services, today announced that it has completed a private placement of Series B-1 Convertible Preferred Stock, secured convertible promissory notes and warrants to purchase shares of Series B-2 Preferred Stock to certain investment funds affiliated with Signet Healthcare Partners, G.P., for an aggregate purchase price of $6,000,000.00.  At closing, 253 shares of Series B-1 Convertible Preferred Stock and secured convertible promissory notes in the aggregate principal amount of $4,482,000 were issued.  Each share of Series B-1 Convertible Preferred Stock is convertible into 14,634 shares of common stock, for an implied common stock conversion price of $0.41 per share.  Upon stockholder approval of the transaction, the principal amount of the secured convertible promissory notes will convert into an aggregate of 747 shares Series B-1 Convertible Preferred Stock and the accrued interest will convert into additional shares of Series B-1 Convertible Preferred Stock.  If stockholder approval of the transaction is not obtained, the secured convertible promissory notes will become due and payable and the warrants will become exercisable for an aggregate of 747 shares of non-voting Series B-2 Preferred Stock for a price of $6,000.00 per share.  The Company expects to use the proceeds to support its pharmaceutical product development efforts, as well as other general corporate purposes.

The shares of Series B-1 Convertible Preferred Stock, the secured convertible promissory notes, the shares of common stock underlying the Series B-1 Convertible Stock, the warrants and shares of Series B-2 Preferred Stock underlying the warrants offered by IGI in this transaction have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Company has agreed with the investors to register the shares of common stock underlying the Series B-1 Preferred Stock.

The Company anticipates seeking stockholder approval of the transaction at its 2009 annual meeting of stockholders.

Upon the consummation of the transaction, Ms. Joyce Erony, a Managing Director of Signet Healthcare Partners, joined the Company’s board of directors.  Upon stockholder approval of the transaction, Mr. James C. Gale, a Managing Director of Signet Healthcare Partners, will join the Company’s board of directors.

In commenting on the transaction, Rajiv Mathur, President and CEO of IGI said “Given the current challenges in the global economy, we are excited to have Signet as a major stockholder in the Company and look forward to a fruitful partnership.  Signet brings to the table its long successful track record of investment in the specialty pharmaceutical industry.  This financing will improve our working capital base and provide the Company with additional resources to invest in the long-term opportunities available to us while withstanding our shorter-term business volatility.  In addition, we anticipate that completion of this financing will allow us to regain compliance with NYSE Alternext US LLC Listing Standards.”

Joyce Erony, Managing Director of Signet, said “We look forward to helping IGI expand its capabilities in dermatology and offering a broader scope of products and services to customers in the near term.”

Rockport Venture Securities, LLC acted as placement agent in connection with this offering.

This press release is being issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IGI Laboratories, Inc.

IGI engages in the development, manufacturing, filling, and packaging of topical, semi solid, and liquid products for pharmaceutical and cosmeceutical companies.  The company offers the patented Novasome® encapsulation technology which contributes value-added qualities to pharmaceutical and cosmeceutical  products, providing improved dermal absorption and sustained release of the active molecule.

IGI “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI's most recent Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission and as revised or supplemented by IGI's quarterly reports on Form 10-Q. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI's ability to implement business strategies. IGI does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.